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                                                                     EXHIBIT 3.4

                              CERTIFICATE OF AMENDMENT
                                         of
                            CERTIFICATE OF INCORPORATION
                                         of
                             THE DURIRON COMPANY, INC.
                                       under
                    SECTION 805 OF THE BUSINESS CORPORATION LAW

         Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned, William M. Jordan, President, and Ronald F. Shuff, Secretary, of THE DURIRON COMPANY, INC., a New York corporation (the "Corporation"), do hereby certify as follows:

         FIRST: The name of the corporation is The Duriron Company, Inc. The name under which the corporation was formed was Duriron Castings Company.

         SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on May 1, 1912.

         THIRD: The amendments to the Certificate of Incorporation affected by this Certificate are as follows:

                  Article THIRD of the Certificate of Incorporation is hereby amended by deleting the first sentence of Article THIRD and by replacing such deleted sentence with the following sentence:

                  "THIRD: The aggregate number of shares which the Corporation shall have authority to issue is 61,000,000 of which 1,000,000 shares, of the par value of $1.00 each, shall be Preferred Stock and 60,000,000 shares, of the par value of $1.25 each, shall be Common Stock."

         FOURTH: No change in the number of outstanding shares of Common Stock or Preferred Stock of the Corporation resulted from the above amendment. However, as the result of such amendment, the total number of authorized shares of the Corporation is increased from 31,000,000 to 61,000,000 with the number of shares of Preferred Stock, of the par value of $1.00 each, being unchanged from 1,000,000 shares and the number of shares of Common Stock, of the par value of $1.25 each, being increased from 30,000,000 to 60,000,000 shares.
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         FIFTH, the foregoing amendment to the Certificate of Incorporation was authorized by the unanimous vote of the Directors present at a meeting of the Board of Directors duly convened and held on September 9, 1995, and such amendment was thereafter approved by an affirmative vote of a majority of all the outstanding shares of the Common Stock at a Special Meeting of Shareholders of the Corporation held on November 30, 1995.

         IN WITNESS WHEREOF, we hereunto sign our respective names and affirm that the statements made herein are true under penalties of perjury, this 3rd day of January, 1996.

                                            /s/ William M. Jordan
                                            -----------------------------
                                            William M. Jordan,
                                            President

                                            /s/ Ronald F. Shuff
                                            -----------------------------
                                            Ronald F. Shuff,
                                            Secretary